                               EXHIBIT 10(B)(15)

                                                                     68003/90066


                                PROMISSORY NOTE
                           (REVOLVING LINE OF CREDIT)


$10,000,000.00                   Dallas, Texas                    March 13, 1996


         FOR VALUE RECEIVED, TECNOL MEDICAL PRODUCTS, INC., a Delaware corporation (herein called "Borrower") hereby promises to pay to the order of NATIONSBANK OF TEXAS, N.A., a national banking association ("Bank") at its banking house in the City of Dallas, Dallas County, Texas, the principal sum of TEN MILLION DOLLARS ($10,000,000.00), or for much thereof as may be advanced, together with interest on the unpaid principal balance of this Note from day to day outstanding, as hereinafter provided.

         1. Definitions. When used in this Note, the following terms shall have the following meanings:

         "Business Days" means any day other than a Saturday, Sunday or other day on which commercial banks are open for business in Dallas, Texas.

         "CD Interest Period" means, with respect to any CD Rate Election:

                          (a) initially, the period commencing on the date such CD Rate Election is made and ending thirty, ninety, one hundred eighty or three hundred sixty days thereafter as selected by Borrower, and

                          (b) thereafter, each period commencing on the day following the last day of the next preceding CD Interest Period applicable to such CD Rate Election and in each case ending thirty, ninety, one hundred eighty, or three hundred sixty days thereafter, as selected by Borrower;

         provided, however, that (i) if any CD Interest Period would end on a day that is not a Business Day, such CD Interest Period shall be extended to the next succeeding Business Day, and (ii) if any CD Interest Period would otherwise end after the Maturity Date, such CD Interest Period shall end on the Maturity Date.

         "CD Margin" means one and one-half percent (1 1/2%) per annum.

         "CD Quoted Rate" means, with respect to any CD Interest Period, the rate of interest per annum determined by Bank (in accordance with its customary practices) to be the rate per annum offered to Bank at approximately 9:00 a.m. (Dallas, Texas time) on the first day of such CD Interest Period for the purchase at face value of a domestic certificate of





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         deposit from Bank in an amount equal or comparable to the principal amount of the corresponding CD Rate Election as of such first day and for a period of time equal or comparable to the length of such CD Interest Period.

         "CD Rate" means, for each CD Rate Election, the rate per annum (rounded upward if necessary, to the nearest 1/10 of 1%) determined by Bank to be equal to the sum of (i) the quotient of (a) the CD Quoted Rate for such CD Rate Election for such CD Interest Period divided by
         (b) 1 minus the CD Reserve Requirement; plus (2) the FDIC Percentage; plus (3) the CD Margin, all as per the following formula:

                  CD Quoted Rate              +         FDIC +      CD
          ------------------------------
          1 - CD Reserve Requirement        Percentage              Margin

         "CD Reserve Requirement" means, for any CD Rate Election, for any CD Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such CD Interest Period under Regulation D by member banks of the Federal Reserve System in Dallas with deposits exceeding $1,000,000,000 against new non-personal dollar time deposits in the amount of $100,000 or more and with a maturity comparable to the CD Interest Period for such CD Rate Election. Without limiting the effect of the foregoing, the CD Reserve Requirement shall reflect any other reserves required to be maintained by Bank against (a) any category of liabilities that includes deposits by reference to which the CD Rate for CD Rate Elections is to be determined, or (b) any category of extension of credit or other assets that include CD Rate Elections.

         "CD Rate Election" means an election by Borrower, as hereinafter provided, to cause a portion of the Loan to be segregated into a separate account and to bear interest at the CD Rate rather than the Stated Rate for the term of the Election.

         "Default Rate" means, on any day, a rate per annum equal to the Stated Rate plus five percent (5%) per annum computed using the 365/360 method described below.

         "Election" means a CD Rate Election or a Libor Rate Election.

         "Event of Default" means (a) any principal, interest or other amount of money due under this Note is not paid in full when due, regardless of how much amount may have become due and such failure continues beyond any notice and grace period set forth in Section 7.1 of the Loan Agreement; or (b) the occurrence of any Event of Default under the Loan Agreement; or (c) the occurrence of any default or event of default under Bank's $5,000,000.00 loan to Anago Incorporated and assumed by Tecnol, Inc. pursuant to a Consent and Assumption Agreement dated June 30, 1994 as amended and restated by an Amended and Restated Promissory Note dated July 1, 1994 in the stated principal amount





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         of $4,500,000 or any documents evidencing, governing, securing, guaranteeing or otherwise pertaining to such loan.

         "FDIC Percentage" means the net assessment rate (expressed as a percentage rounded to the next highest .01 of 1%) that is in effect on any day (under the regulations of the Federal Deposit Insurance Corporation or any successor agency) for determining assessments paid by Bank to the Federal Deposit Insurance Corporation (or any successor agency) for insuring time deposits made in dollars at Bank's principal offices in Dallas, Texas.

         "Libor Lending Office" means the office designated by Bank as its "Libor Lending Office" or such other office of Bank or any of its affiliates hereafter designated by notice to Borrower.

         "Libor Margin" means one and one-half percent (1 1/2%) per annum.

         "Libor Rate" means a simple per annum interest rate equal to the sum of the Libor Rate Basis plus the Libor Margin. The Libor Rate shall, with respect to Libor Advances subject to reserve or deposit requirements imposed by any governmental or regulatory authority, be subject to premiums assessed therefor by Bank, which are payable directly to Bank. Once determined, the Libor Rate shall remain unchanged during the applicable Libor Rate Interest Period.

         "Libor Rate Basis" means, for any Libor Rate Interest Period, the interest rate per annum (rounded upward to the nearest 1/16th of one percent) determined by Bank at approximately 9:00 a.m., on the date which is three Business Days before the first day of such Libor Rate Interest Period to be the offered quotations that appear on the Reuter's Screen LIBO page for dollar deposits in the London interbank market for a length of time approximately equal to the Libor Rate Interest Period for the Libor Rate Election sought by Borrower. If at least two such offered quotations appear on the Reuter's Screen LIBO page, the Libor Rate shall be the arithmetic mean (rounded upward to the nearest 1/16th of one percent) of such offered quotations, as determined by Bank. If the Reuter's Screen LIBO page is not available or has been discontinued, the Libor Rate Basis shall be the rate per annum that Bank determines to be the arithmetic mean (rounded as aforesaid) of the per annum rates of interest at which deposits in dollars in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Libor Rate Interest Period for, the Libor Rate Election sought by Borrower are offered to Bank in immediately available funds in the London interbank market at 11:00 a.m., London time, on the date which is three Business Days prior to the first day of a Libor Rate Interest Period.





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         "Libor Rate Election" means an election by Borrower, as hereinafter provided, to cause a portion of the previously advanced proceeds of the Loan to be segregated into a separate account and bear interest at the Libor Rate, rather than the Stated Rate for the term of the Election.

         "Libor Rate Interest Period" means, with respect to any Libor Rate Election, the period commencing on the date such Libor Rate Election is effective and ending not less than one month, three months, six months, or twelve months thereafter, as selected by Borrower; provided, however, that (i) if any Libor Rate Interest Period would end on a day that is not a Business Day, such Libor Interest Rate Period shall be extended to the next succeeding Business Day, and (ii) if any Libor Rate Interest Period would otherwise end after the Maturity Date, such Libor Interest Rate Period shall end on the Maturity Date.

         "Loan" means the loan evidenced by this Note.

         "Loan Agreement" means that certain Third Amended and Restated Loan Agreement dated as of November 15, 1993 among Bank and Borrower governing, among other things, disbursements of proceeds of the Loan and certain other loans from Bank to Borrower, as it may have been or may be amended, restated, modified or supplemented from time to time, including, but not limited to, the Modification Agreement dated as of July 1, 1994, the Modification Agreement dated March 15, 1995, the Second 1995 Modification Agreement dated May 8, 1995, the Third 1995 Modification Agreement dated as of December 5, 1996, and the First 1996 Modification Agreement dated of even date herewith.

         "Loan Documents" has the same meaning in this Note as is given to such term in the Loan Agreement.

         "Matching Funds Election" means a CD Rate Election or a Libor Rate Election.

         "Matching Funds Principal" means the portion of the proceeds of the Loan previously advanced to Borrower which is segregated into a separate account pursuant to an effective Matching Funds Election.

         "Maximum Rate" means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby. To the extent, if any, that Chapter One ("Chapter One") of Title 79, Texas Revised Civil Statutes, 1925, as amended (the "Texas Credit Code") establishes the Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as defined in Chapter One) in effect from time to time. The Maximum Rate shall be applied by taking





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         into account all amounts characterized by applicable law as interest on the debt evidenced by this Note, so that the aggregate of all interest does not exceed the maximum nonusurious amount permitted by applicable law.

         "Prime Rate" means, on any day, the rate of interest per annum then most recently established by Bank as its "prime rate." Such rate is set by Bank as a general reference rate of interest, taking into account such factors as Bank may deem appropriate, it being understood that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general and that Bank may make various business or other loans at rates of interest having no relationship to such rate.

         "Prior Note" means the Promissory Note (Revolving Line of Credit) dated May 8, 1995 executed by Borrower, payable to the order of Bank and in the stated principal amount of $10,000,000.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

         "Stated Rate" means, on any day, a variable rate per annum equal to the Prime Rate for that day computed using the 365/360 method described below provided, that if on any day the Stated Rate shall exceed the maximum permitted by application of the Maximum Rate in effect on that day, the Stated Rate shall be fixed at the maximum permitted by application of the Maximum Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid balance of this Note equals the total amount of interest which would have accrued if there were no limitation by the Maximum Rate and the Stated Rate had not been so fixed, or until the earlier payment in full of this Note.

         "Stated Rate Loans" means, that portion of the principal balance this Note bearing interest at the Stated Rate prior to an Event of Default or maturity.

         2. Maturity Date. The entire principal balance of this Note then unpaid together with all accrued and unpaid interest hereon shall be due and payable on March 12, 1997 (the "Maturity Date").

         3. Advances. This Note is a revolving promissory note evidencing a revolving line of credit, not to exceed $10,000,000.00 at any one time outstanding. While the aggregate of all advances under this Note may exceed $10,000,000.00, the outstanding balance of this Note at any one time shall not exceed $10,000,000.00. Before the Maturity Date, Borrower may borrow, repay and borrow principal amounts again up to $10,000,00.00, subject to the terms of this Note





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and Loan Agreement.  Advances shall be made in accordance with the terms of the
Loan Agreement.

         4. Interest Rate(s). As hereinafter provided, prior to default or maturity, the principal balance of this Note may be segregated into separate accounts and shall bear interest as follows:

                 (a) So much of the principal balance of this Note as is not from time to time subject to an effective Election shall constitute one account (the "Stated Rate Account") and shall bear interest prior to the occurrence of an Event of Default or maturity at the lesser of: (a) the Maximum Rate, or (b) the Stated Rate.

                 (b) Each portion of the principal balance hereof which may from time to time be subject to an effective CD Rate Election shall constitute a separate account (the "CD Funds Account") and shall bear interest prior to the occurrence of an Event of Default or maturity at the lesser of: (a) the Maximum Rate, or (b) the CD Rate applicable to such Election.

                 (c) Each portion of the principal balance hereof, which may from time to time be subject to an effective Libor Rate Election shall constitute a separate account (the "Libor Rate Account") and shall bear interest prior to an Event of Default or maturity at the lesser of: (a) the Maximum Rate, or (b) the Libor Rate applicable to such Election.

         5. Past Due Interest. After the earlier of an Event of Default on the Maturity Date, the entire unpaid principal balance of and to the extent permitted by applicable law any interest on, this Note shall bear interest at a varying rate per annum equal to the lesser of (a) the Maximum Rate, or (b) the Default Rate.

         6. 365/360 Method; Rate Fluctuations. Subject always to limitation by the Maximum Rate, interest on this Note at the Stated Rate and the Default Rate shall be calculated on the basis of the 365/360 method, which computes a daily amount of interest for a hypothetical year of 360 days, then multiplies such amount by the actual number of days elapsed in an interest calculation period. Without notice to Borrower or anyone else, the Prime Rate and the Maximum Rate shall each automatically fluctuate upward and downward as and in the amount by which Bank's prime rate and such maximum nonusurious rate of interest permitted by applicable law, respectively, fluctuate, subject always to limitation of the Stated Rate and the Default Rate by the Maximum Rate.

         7. Interest Periods. The term "Interest Period" as used in this Note means the time from and including the first (1st) day of each calendar month (each such date being called a "Payment Date") through the end of the day before the next occurring Payment Date, except that (a) the first Interest Period is the period from and including the day the first proceeds of this Note





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are disbursed through the end of the day before the first occurring Payment
Date and (b) the last Interest Period is the period from and including the day after the end of the next-to-last Interest Period through the end of the day before the maturity of this Note (whether resulting from demand for payment, the passage of time, acceleration for default, or any permitted prepayment). The interest accruing prior to the occurrence of an Event of Default or maturity on the Stated Rate Account shall be calculated by first determining the amount of interest on the unpaid principal balance of the Stated Rate Account from time to time outstanding at the Stated Rate in effect from time to time from the date hereof through the end of each Interest Period (or, if the Note has matured, through the end of the day before maturity), then deducting any interest previously paid on the Stated Rate Account to determine the amount of interest then payable; provided, however, that the total interest payable on the Stated Rate Account through the end of each Interest Period and at maturity shall not exceed the maximum amount of interest that may be lawfully charged on the Stated Rate Account from the date hereof through such date. The interest accruing prior to the occurrence of an Event of Default or maturity on the principal balance of each Matching Funds Account shall be calculated by determining the amount of interest on the unpaid principal balance of such Matching Funds Account from time to time outstanding at the Matching Funds Rate applicable to such Matching Funds Account in effect from time to time (which Matching Funds Rate shall never exceed the maximum lawful rate applicable thereto), and such interest shall be payable at the times and in the manner as herein provided for the Stated Rate Account.

         8. Interest Payments. Interest for each Interest Period during the term of this Note shall be calculated as of the end of such Interest Period and, except as hereinafter expressly provided to the contrary, shall be payable on or before the first day of the following Interest Period and, in the case of the last Interest Period, at maturity. Whenever any payment shall be due under this Note on a day which is not a Business Day, the date on which such payment is due shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest then payable. All principal, interest and other sums payable under this Note shall be paid, not later than 2:00 o'clock p.m. (Dallas, Texas time) on the day when due, in immediately available funds in lawful money of the United States of America. Any payment under this Note or under any other Loan Document other than in the required amount in good, unrestricted U.S. funds immediately available to the holder hereof shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in such funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.

         9. Application of Payments. All payments made as scheduled on this Note shall be applied, to the extent thereof, first to accrued but unpaid interest and the balance to unpaid principal. All prepayments on this Note made prior to an Event of Default shall be applied, to the extent thereof, first to accrued but unpaid interest and the balance to the remaining principal installments in inverse order of their maturity. Nothing herein shall limit or impair any rights of the holder hereof to apply any past due payments, any proceeds from the disposition of any





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collateral by foreclosure or other collections after an Event of Default to the amounts owing hereunder in such manner as Bank shall elect. Except to the extent specific provisions are set forth in this Note or another Loan Document with respect to application of payments, all payments received by the holder hereof shall be applied in such order and manner as the holder hereof shall deem appropriate, any instructions from Borrower or anyone else to the contrary notwithstanding.

         10. Matching Funds Election. From time to time during the term of the Loan, so long as no Event of Default has occurred and is continuing, Borrower may elect to cause a portion or portions of the Loan proceeds previously disbursed to Borrower, which portions must be at least $500,000.00 each, to bear interest at the CD Rate or the Libor Rate, as applicable, rather than the Stated Rate; provided, however, that Borrower may not exercise a Matching Funds Election at any time when the applicable Matching Funds Rate would exceed the maximum lawful rate of interest applicable to the Loan. Upon the effective date of each Election, the portion of the Loan proceeds as to which the Election is exercised shall be segregated into a separate account (the CD Funds Account or the Libor Rate, as the case may be) and shall bear interest prior to the occurrence of an Event of Default or maturity from the effective date of the Election to the end of the term CD Interest Period or Libor Rate Interest Period, as applicable, at the CD Rate or the Libor Rate, as applicable, in effect on the effective date of the Election; provided that CD Rates shall be adjusted from time to time during the term of any CD Rate Election to account for any fluctuations in the CD Reserve Requirement, insurance, fees, assessments and surcharges, and the Libor Rate, as applicable, shall be adjusted from time to time during the term of any Libor Rate Election, as applicable, to account for fluctuations in reserve percentages, insurance, fees, assessments and surcharges.

         11. Exercise of Elections. Borrower shall inform Bank when Borrower wishes to exercise a Matching Funds Election, specifying a CD Rate Election or a Libor Rate Election is requested, and Bank shall advise Borrower of the Matching Funds Rate applicable to such Election and the periods for which Borrower may exercise such Election. To exercise a CD Rate Election, Borrower shall advise Bank of (a) the amount of the Matching Funds Principal as to which Borrower wishes to exercise such CD Rate Election, and (b) the desired term of such CD Rate Interest Period. A CD Rate Election shall become effective three (3) Business Days following the date of Borrower's advising Bank of the particular terms of the CD Rate Election. To exercise a Libor Rate Election, Borrower shall advise Bank of (a) the amount of the Matching Funds Principal as to which Borrower wishes to exercise such a Libor Rate Election, and (b) the desired term of such Libor Rate Interest Period. A Libor Rate Election shall be effective three (3) Business Days following the date of Borrower's advising Bank of the particular terms of the Libor Rate Election. On or before the effective date of each Election, Borrower shall execute and deliver to Bank a written confirmation of (a) the amount of the Matching Funds Principal subject to the Election, (b) the term of the Election, and (c) the initial Matching Funds Rate applicable to such Election.





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         12.     Extension of Elections.   Borrower may not extend a Matching
Funds Election beyond the original term thereof at the Matching Funds Rate applicable during the original term. However, at the end of the term of a Matching Funds Election, Borrower may make an additional Matching Funds Election to cause the Matching Funds Principal subject to the expired Election to bear interest at the Matching Funds Rate applicable on the day after the expiration of the prior Election for the term of the new Election by so advising Bank three (3) Business Days before the expiration of a CD Rate Election or Libor Rate Election, as applicable, and Bank shall advise Borrower of the Matching Funds Rate available to Borrower for such new Election, and Borrower shall give to Bank a written confirmation by the effective date of the new Election in the manner specified in the preceding paragraph, accompanied by the payment of any additional fee required by this Note. Otherwise, upon the expiration of the prior Election, the Matching Funds Principal subject to the expired Election shall be returned to the same account as the Loan proceeds which bear interest at the Stated Rate and shall again bear interest prior to the occurrence of an Event of Default or maturity at the Stated Rate.

         13. Change of Law; Impracticability of Election. Notwithstanding any other provision of this Note, if: (a) any change in applicable law, rule or regulation or in the interpretation or administration thereof shall make it unlawful for Bank to issue certificates of deposit or impair or restrict Bank's ability to do so for terms and at rates which would permit Bank to respond to a Matching Funds Election by obtaining funds at the CD Rate, or the Libor Rate, as applicable, or (b) deposits in funds in the applicable amounts against which Bank is to match Matching Funds Principal in connection with an Election are not being offered generally to Bank in the relevant market for the applicable period, or (c) the CD Rate or the Libor Rate, as applicable, will not accurately and fairly reflect the cost to Bank of funding a CD Rate Election or Libor Rate Election, as applicable, then, in the case of (a),(b) or (c) above, any of the foregoing instances, Borrower's right to make any further Matching Funds Elections or to continue any Matching Funds Election then in force shall be suspended for the duration of such illegality or impairment or restriction. If Bank makes such determination, it shall promptly notify Borrower in writing, and Borrower shall either repay the outstanding Matching Funds Election owed to Bank, without penalty, within thirty (30) days or convert the same to Stated Rate Loans within thirty (30) days. So long as Bank has given Borrower the notice required by the preceding sentence, Borrower shall indemnify and hold harmless Bank against all costs, claims, penalties, liabilities and damages which may result from any such change in law, rule, regulation, interpretation or administration.

         14. Limitation on Matching Funds Interest. It is expressly understood that all provisions of this Note, including but not limited to the provisions regarding the charging of interest at a Matching Funds Rate for the term of a Matching Funds Election, are subject to the provisions hereof limiting the amount of interest contracted for, charged, or collected hereunder to the maximum amount permitted under applicable law.

         15.     Prepayment.      Except as otherwise specifically  provided in
this Note, Borrower shall have the right to prepay the outstanding principal balance of this Note, in full at any time





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
or in part from time to time without premium or penalty, provided, that as conditions precedent to Borrower's right to make, and Bank's obligations to accept, any such prepayment for any portion of the principal balance of this Note subject to a Matching Funds Election: (i) Bank shall have actually received from Borrower at least five (5) business days' prior written notice of Borrower's intent to prepay, of the amount of principal which will be prepaid (the "Prepaid Principal") and of the date (the "Prepayment Date") on which the prepayment will be made; (ii) each prepayment of principal shall be in the amount of $50,000 or a larger multiple of $1,000.00 (unless the prepayment retires the outstanding balance of this Note in full); (iii) each such prepayment shall be in the amount of 100% of the principal amount to be prepaid, plus accrued unpaid interest thereon to the Prepayment Date, plus any other sums which have become due to Bank under the Loan Documents on or before the Prepayment Date but have not been paid; and (iv) plus if any portion of this Note subject to a Matching Funds Election is prepaid, the Make-Whole Amount (hereinafter defined) if the Treasury Rate (hereinafter defined) plus the Closing Spread (hereinafter defined) is less than per annum interest rate of the Matching Fund Principal being prepaid (the "Loan Interest Rate"), except as provided in Section 2.4 of the Loan Agreements.

         The "Make-Whole Amount" shall equal (i) the sum of the amounts calculated by discounting the Remaining Scheduled Payments (hereinafter defined) from their respective scheduled due dates to the Prepayment Date, in accordance with accepted financial practice at a discount factor equal to the Treasury Rate plus the Closing Spread, less (ii) the Prepaid Principal; but the Make-Whole Amount shall in no event be less than zero and nothing herein shall be construed or operate to require Borrower to pay a Make-Whole Amount except in connection with Borrower's exercise of the right to prepay granted above or to pay any amount greater than is permitted by applicable law.

         If a Make-Whole Amount will be due, Bank shall notify Borrower of the amount and basis of determination of the Make-Whole Amount.

         For the purposes of determining the Make-Whole Amount, the following terms shall have the following meanings:

                 The "Treasury Rate" is the yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life to maturity of the Remaining Scheduled Payments which are principal payments (calculated as of the Prepayment Date in accordance with accepted financial practice and rounded to the nearest quarter-year), as reported in Federal Reserve Statistical Release H.15 (519) - Selected Interest Rates, in the "This Week" column of the issue which, as of the fifth business day before the Prepayment Date, has been most recently published. If no maturity exactly corresponding to such remaining weighted average life to maturity appears in Release H.15, the Treasury Rate will be determined by liner interpolation between the yields reported in Release H.15. If for any reason





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
                 Release H.15 is not longer published, Bank shall select a comparable publication to determine the Treasury Rate.

                 The "Remaining Scheduled Payments" are (i) each scheduled payment of principal of this Note which is, or to the extent that it is, paid before its scheduled due date by application of the Prepaid Principal [in inverse order of maturity of installments of principal] in accordance with this Note; and
                 (ii) each scheduled payment of interest on the Prepaid Principal that would be due in accordance with this Note after the Prepayment Date if no payment of the Prepaid Principal were made prior to its scheduled due date(s).

                 The "Closing Spread" is the difference between the Loan Interest Rate and the Treasury Rate with such Treasury Rate being calculated as of the date of this Note, as if the principal face amount of this Note were the Prepaid Principal and the date of this Note were the Prepayment Date.

         Borrower agrees that Bank shall not be obligated actually to reinvest the amount prepaid in any Treasury obligations as a condition to receiving the Make-Whole Amount or otherwise. All prepayments of principal shall be applied to principal in inverse order of maturity.

         16. Reimbursement of Losses Arising from Deviations in Payment of Matching Funds Elections. If Borrower makes any payment of principal with respect to any CD Rate Election or Libor Rate Election on any day other than the last day of an Election or if Borrower fails to convert any portion of the Loan bearing interest at the Stated Rate to a CD Rate Election or Libor Rate Election after notice has been given to Bank in accordance with the terms hereof, Borrower shall reimburse Bank on demand for any resulting loss or expense incurred by Bank (or by any existing or prospective participant in the related CD Rate Election or Libor Rate Election), including, without limitation, any loss incurred in obtaining, liquidating, or redeploying deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that Bank shall have delivered to Borrower a certificate as to the amount of such loss or expense and the basis for determining such amount. Determinations by Bank of amounts due under this Section 16 shall be conclusive, absent manifest error.

         17. Reserve Requirements. In the event of any change in any applicable law, treaty, or regulation or in the interpretation or administration thereof or in the event any central bank or other fiscal monetary or other authority having jurisdiction over Bank or the Loan contemplated by this Note imposes, modifies, or deems applicable to any CD Rate Elections or Libor Rate Elections any reserve requirement of the Board of Governors of the Federal Reserve System or any other reserve, special deposit, or similar requirements against assets of, deposits with or for the account of, or credit extended by, Bank, or imposes on Bank any other condition affecting this Note or the CD Rate Elections or Libor Rate Elections and the result of any of the foregoing is to increase the cost to Bank in making or maintaining its CD Rate Elections or Libor Rate

Elections or to reduce any amount (or the effective return on any amount) received by Bank hereunder, then Borrower shall pay to Bank upon demand of Bank as additional interest on this Promissory Note such additional amount or amounts as Bank may determine as will reimburse Bank for such additional cost or such reduction. Upon becoming aware of any such change or imposition that may result in any such increase or reduction, Bank shall give written notice to Borrower thereof together with certificate of Bank setting forth the amount necessary to compensate Bank as aforesaid and the basis for the determination of such amount and Borrower shall, within thirty (30) days, either (i) promptly pay such amount, (ii) convert such Matching Funding Election to a Stated Rate Loan, or (iii) prepay the Matching Funds Election without penalty. Determinations made by Bank for purposes of this Section 17 of the effect of any such change in its costs of making or maintaining its Matching Funds Elections or on amounts receivable by it in respect or such Matching Funds Elections and of the additional amounts required to compensate Bank in respect thereof shall be conclusive, absent manifest error.

         18. Taxes. If any taxes are levied or imposed on or with respect to the CD Funds Account and/or the Libor Rate Account or on any payment on the CD Funds Account and/ or the Libor Rate Account made to Bank, then, and in any such event, Borrower shall pay to Bank upon demand of Bank such additional amounts as Bank may determine to be necessary so that every net payment of principal and interest on the CD Funds Account and/or the Libor Rate Account, after withholding or deduction for or on account of any such taxes, will not be less than any amount provided herein. In addition, if at any time when the Matching Funds Elections are outstanding any laws are enacted or promulgated, or any court of law or governmental agency interprets or administers any law, which, in any such case, changes the basis of taxation of payments to Bank of principal of or interest on the CD Funds Account and the Libor Rate Account by subjecting such payments to double taxation or otherwise (except through an increase in the rate of tax on the overall net income of Bank) then Borrower, within thirty (30) days will either (i) pay Bank such amounts as Bank may determine to be necessary to compensate Bank for any such increased costs and/or losses resulting therefrom, (ii) convert the balance of any Matching Funds Elections to Stated Rate Loans, or (iii) prepay any Matching Funds Elections without penalty. Bank shall give notice to Borrower upon becoming aware of the amount of any loss incurred by it through enactment or promulgation of any such law that changes the basis of taxation of payments to Bank or of any such enactment or promulgation that may result in such payments becoming subject to double taxation or otherwise. Bank shall also deliver to Borrower a certificate of Bank setting forth the basis for the determination of such loss and the computation of such amounts. Determinations made by Bank for purposes of this Section 18 of the effect of such taxes on its costs of making or maintaining Matching Funds Elections or on amounts receivable by it in respect of such Matching Funds Elections and of the additional amounts required to compensate Bank in respect thereof shall be conclusive, absent manifest error.

         19. Illegality, Change in Laws, Etc. If at any time the adoption of any new law, change in existing laws, or interpretation of any new or existing laws shall make it unlawful or impossible for Bank to (1) maintain its commitment to make it unlawful or impossible for Bank to maintain its commitment to make Matching Funds Elections, then upon such notice to Borrower of such fact Bank's commitment, to make Matching Funds Elections shall terminate; or (2) maintain or fund its Matching Funds Elections hereunder, then Bank shall promptly notify Borrower in writing and Borrower shall, within thirty (30) days, either (i) repay the outstanding Matching Funds Elections owed to Bank, without penalty (or immediately if Bank may not lawfully continue to maintain and fund such Matching Funds Elections) or (ii) convert such Matching Funds Elections time to bear interest at the Stated Rate.

         20. Risk-Primed Capital Requirements. In the event that Bank determines that (a) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (b) compliance by Bank or any corporation controlling Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank, and Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, Borrower shall, within thirty (30) days, (x) pay Bank such additional amount as shall be certified by Bank to be the amount allocable to Bank's obligation to Borrower hereunder, or (y) prepay this Note in full without penalty. Bank will notify Borrower of any event occurring that will entitle Bank to compensation pursuant to this Section 20 after Bank obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by Bank and of the amounts allocable to Bank's obligations to Borrower hereunder shall be conclusive, absent manifest error.

         21. Loan Agreement. This Note has been issued pursuant to the terms of the Loan Agreement, to which reference is made for all purposes. Advances against this Note by Bank or other holder hereof shall be governed by the Loan Agreement. Bank is entitled to the benefits of and security provided for in the Loan Agreement. Terms used herein with initial capital letters and not defined herein, if any, have the meanings given them in the Loan Agreement. Any notice required or which any party desires to give under this Note shall be given and effective as provided in the Loan Agreement. Chapter 15 of the Texas Credit Code, as amended from time to time, does not apply to this Note.

         22. Defaults. Any Event of Default under this Note shall constitute an Event of Default under each of the Loan Documents, and any default under any of the Loan Documents shall constitute an Event of Default under this Note and under each of the Loan Documents. Upon the occurrence of an Event of Default, the holder hereof shall have the right to declare the unpaid principal balance and accrued but unpaid interest on this Note at once due and payable (and upon such declaration, the same shall be at once due and payable), and to exercise any of its other rights, powers and remedies under this Note, under any other Loan Document, or at law or in equity.

         23. No Waiver. Neither the failure by the holder hereof to exercise, nor delay by the holder hereof in exercising, the right to accelerate the maturity of this Note or any other right, power or remedy upon any default shall be construed as a waiver of such default or as a waiver of the right to exercise any such right, power or remedy at any time. No single or partial exercise by the holder hereof of any right, power or remedy shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy may be exercised at any time and from time to time. All rights and remedies provided for in this Note and in any other Loan Document are cumulative of each other and of any and all other rights and remedies existing at law or in equity, and the holder hereof shall, in addition to the rights and remedies provided herein or in any other Loan Document, be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the indebtedness owing hereunder, and the resort to any right or remedy provided for hereunder or under any such other Loan Document or provided for by law or in equity shall not prevent the concurrent or subsequent employment of any other appropriate rights or remedies. Without limiting the generality of the foregoing provisions, the acceptance by the holder hereof from time to time of any payment under this Note which is past due or which is less than the payment in full of all amounts due and payable at the time of such payment, shall not (a) constitute a waiver of or impair or extinguish the rights of the holder hereof to accelerate the maturity of this Note or to exercise any other right, power or remedy at the time or at any subsequent time, or (b) constitute a waiver of the requirement of punctual payment and performance, or a novation in any respect.

         24. Collection Costs; Attorneys' Fees. If any holder of this Note retains an attorney in connection with any default or at maturity or to collect, enforce or defend this Note or any other Loan Document in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Borrower sues any holder in connection with this Note or any other Loan Document and does not prevail, then Borrower agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this Note or in any such suit or proceeding, including reasonable attorneys' fees.

         25. Limitation on Interest. It is the intent of Bank and Borrower and all other parties to the Loan Documents to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Bank or any other holder hereof and Borrower (or any other party liable with respect to any indebtedness under the Loan Documents) are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged or received under this Note or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such document shall be automatically reformed and the interest payable shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If the holder hereof shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the indebtedness evidenced hereby in the inverse order of its maturity and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of this Note or any other indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the holder hereof does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension and including the term of the Prior Note of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law. As used in this paragraph, the term "applicable law" shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

         26. Jointly and Severally Liable. If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the indebtedness evidenced hereby. Borrower and all sureties, endorsers, guarantors and any other party now or hereafter liable for the payment of this Note in whole or in part, hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that the holder hereof shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to enforce its rights against them or any security herefor; (d) consent to any extension or postponement of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgence with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to personal jurisdiction in the State of Texas, and venue in Dallas County, Texas, for the enforcement of any and all obligations under the Loan Documents.

         27. Modifications. This Note may not be changed, amended or modified except in a writing expressly intended for such purpose and executed by the party against whom enforcement of the change, amendment or modification is sought.

         28. Business Purposes. The loan evidenced by this Note is made solely for business proposes and is not for personal, family, household or agricultural purposes.

         29. CHOICE OF LAW. THIS NOTE, AND ITS VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL BE GOVERNED BY TEXAS LAW (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES) AND APPLICABLE UNITED STATES FEDERAL LAW.

         30. Time of the Essence. Time shall be of the essence in this Note with respect to all of Borrower's obligations hereunder.

         31. Renewal, Extension and Increase. This Amended and Restated Promissory Note is executed in renewal, extension, modification, amendment, restatement and in increase of, but not in extinguishment of, the Prior Note. Borrower acknowledges and agrees that certain advances made by Bank to Borrower under the Prior Note are now evidenced by this Note.

         32. No Other Agreements. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.


                                        BORROWER:

                                        TECNOL MEDICAL PRODUCTS, INC.,
                                        a Delaware corporation



                                        By:    /s/David Radunsky
                                               ---------------------------------
                                               David Radunsky,
                                               Chief Operating Officer